HOMES FOR AMERICA HOLDINGS, INC.
                     COMPUTATION OF INCOME PER COMMON SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                             1999                1998
                                        -------------------------------------
INCOME BEFORE MINORITY INTERESTS:         $   456,184             $  544,420
     Minority Interests in net loss
     of consolidated subsidiaries         $   171,550             $  243,503
                                        -------------------------------------
NET INCOME                                $   627,734             $  787,923


BASIC INCOME PER COMMON SHARES
     Income before minority interests     $       .05             $      .08
     Minority interests                   $       .02             $      .03
                                        -------------------------------------
                                          $       .07             $      .11

DILUTED INCOME PER COMMON SHARE
     Income before minority interests     $       .05             $      .07
     Minority interests                   $       .02             $      .03
                                        -------------------------------------
                                          $       .07             $      .10


WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic income per common share        $ 8,561,681             $7,450,325
     Assumed exercise of cheap warrants   $         0             $   30,000
                                        -------------------------------------
     Diluted income per common share      $ 8,561,681             $7,480,325
                                        -------------------------------------

                               Exhibit 11 - Page 1
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